Exhibit 99.1

NEWS RELEASE

Nabors announces 1Q 2014 EPS of $0.16 per Share

HAMILTON, Bermuda, April 22, 2014 — Nabors Industries Ltd. (NYSE:NBR) today reported its financial results for the first quarter of 2014.  Adjusted income derived from operating activities was $109.0 million, compared to $143.1 million in the first quarter of 2013 and $159.6 million in the fourth quarter of 2013.  Operating cash flow (EBITDA) was $391.2 million for the first quarter, compared to $412.5 million and $437.2 million, respectively, in the first and fourth quarters of last year.  Net income from continuing operations was $49.0 million ($0.16 per diluted share), compared to $92.2 million ($0.31 per diluted share) in the first quarter of 2013 and $128.5 million ($0.42 per diluted share) in the fourth quarter of 2013.  Operating revenues and earnings from unconsolidated affiliates for this quarter totaled $1.59 billion, compared to $1.54 billion in the comparable quarter of the prior year and $1.61 billion in the fourth quarter of 2013.

Tony Petrello, Nabors’ Chairman, President & CEO, commented, “As expected, weather-induced interruptions in our Completion Services segment overshadowed what was otherwise relatively good performance by our various drilling operations.  Seasonal increases in Canada and Alaska, along with higher third-party sales in Canrig, partially offset the sharp reduction in Completion results.  Operating income for our international and U.S. Lower 48 operations decreased slightly below the strong fourth quarter level, but was better than expected on higher rig years. Notable developments during the quarter include securing four additional term contracts for new PACE-X® rigs and emerging indications of strengthening market fundamentals in virtually all of our business segments.”

Drilling & Rig Services

Operating income in the Drilling & Rig Services business line was essentially flat sequentially at $155.5 million, while operating cash flow was slightly higher at $382.2 million.  The quarter’s results reflect higher seasonal contributions from Canada and Alaska, offset by lower results in U.S. Lower 48 land and International drilling operations.

International results were better than anticipated, although lower sequentially.  The decrease is attributable to previously disclosed items related to unusual rig moving costs and the anticipated time between contracts for certain high-margin rig operations, including the dry-docking of the Company’s large Arabian Gulf jackup.  Second quarter results are expected to be in line with the first quarter, followed by progressively improving results starting in the third quarter.  Contributions from the 21 new and upgraded rigs deploying through early 2015, the return to operations of the aforementioned rigs between contracts and the commencement of rate increases associated with several contract renewals will drive these improvements, all of which should develop fully by the middle of next year.

In North America, U.S. Drilling results improved slightly sequentially after adjusting for the $4.7 million early termination revenue received in the fourth quarter.  Seasonally higher results in Alaska more than offset higher costs in the Lower 48, primarily attributable to first-quarter payroll taxes.  The outlook for U.S. Drilling is increasingly positive in all regions of this segment.  Activity in Alaska is expected to be less seasonal going forward, as the recently improved tax environment is leading to more rigs operating on a year-round basis.  Deployment of a new large deepwater platform drilling rig should lead to significantly improved results in the Gulf of Mexico offshore operation, commencing in the fourth quarter.  In the

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Lower 48 land operation, market activity and pricing appear to be strengthening, as higher than expected customer cash flows and moderating rig productivity are translating into incremental rig demand.  This increasing demand is reflected in today’s rig count of 199, which represents a 30-rig increase since the beginning of the fourth quarter, including eight which were previously receiving standby revenue but not working.  Spot-market price increases now appear to be accelerating in selected areas.  Canada posted seasonally-high quarterly results that were modestly below those of the same quarter last year.  Although activity increased by four rigs, the average margin was lower due the mix shift to shallower rigs and a more competitive environment.

Rig Services’ operating income was $8.7 million, representing a sizable improvement over last quarter’s loss of $2.2 million.  Essentially all of the improvement is attributable to Canrig, whose steadily increasing backlog is now the highest it has been in several years.

Completion & Production Services

The Completion & Production Services business line recorded an operating loss of $3.0 million, with operating cash flow of $53.4 million.  The conclusion of a long-term contract and protracted downtime resulting from the series of winter storms that characterized the first quarter both contributed to these weak results.  The weather impact was concentrated in Completion Services, which posted a $34 million loss, while Production Services saw only minimal effects.  Weather aside, both elements of this business are seeing emerging evidence of improving market fundamentals.  Similar to the Drilling & Rig Services business line, higher customer cash flows and moderating productivity are resulting in increased utilization, which should in turn exert upward pressure on pricing.

Production Services benefited from seasonally high activity in Canada, coupled with a modest sequential increase in both trucking and rig hours at flat rates.  Second-quarter results are likely to be similar with the seasonal falloff in Canada, but should be followed by improving results.  Demand for truck and rig services appears to be increasing.  As a result, the Company anticipates higher pricing in light of the relatively high industry utilization and the diminishing supply of viable inventory that can be reactivated to meet the increased capacity requirements.

Completion Services results reflect not only the weather delays experienced across the Rocky Mountain, Bakken and Appalachia operations, but also the expiration of a significant long-term contract for two spreads in late fourth quarter.  The weather in the northern regions has abated and first-quarter exit rates indicate a restoration of profitability in the second quarter.  Industry fundamentals appear to be strengthening, evidenced by the emergence of higher underlying industry utilization in the fourth and first quarters.  This increase in activity, in the face of moderating frac crew productivity, is leading to higher industry utilization and correspondingly higher maintenance expenditures.  These factors are, in turn, exerting upward pressure on pricing.  The first quarter’s operational interruptions and producers’ ensuing difficulty in meeting oil and gas production targets appear to be generating significant pent-up demand in the northern regions.  Coupled with the increased demand associated with the rapid conversion to horizontal completions in West Texas, this may be a catalyst for improving industry returns.

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Summary and Outlook

Petrello concluded, “Notwithstanding the weak performance of our Completion Services operations in the first quarter and the dampening impact the Canadian breakup usually exerts on our second quarter, I am increasingly confident in the near and intermediate-term outlook for all of our segments.  My confidence is driven by the prospects for improvement in rates and utilization across most of our operations and the progress we are making on our numerous business improvement initiatives.  Our PACE-X® rigs are deploying at a steady rate and continue to attract customer interest, while our multiple international deployments continue on schedule and on budget.”

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About Nabors

The Nabors companies own and operate approximately 493 land drilling rigs throughout the world and approximately 543 land workover and well servicing rigs in North America. Nabors’ actively marketed offshore fleet consists of 39 platform rigs, 7 jackup units and 4 barge rigs in the United States and multiple international markets. In addition, Nabors is one of the largest providers of hydraulic fracturing, cementing, nitrogen and acid pressure pumping services with approximately 800,000 hydraulic horsepower currently in service. Nabors also manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics, and facilities maintenance and project management services. Nabors participates in most of the significant oil and gas markets in the world.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors’ actual results may differ materially from those indicated or implied by such forward-looking statements.  The projections contained in this release reflect management’s estimates as of the date of the release.  Nabors does not undertake to update these forward-looking statements.

The Company will host a conference call to review the quarterly results and forward business outlook tomorrow, Wednesday April 23, 2014, at 10:00 a.m. central time.  Interested parties can access the call and supporting slides through a link provided on the www.nabors.com home page.

MEDIA CONTACT:

Dennis A. Smith, Director of Corporate Development & Investor Relations, +1 281-775-8038

To request investor materials, contact Nabors’ corporate headquarters in Hamilton, Bermuda at +441-292-1510 or via e-mail at mark.andrews@nabors.com

SOURCE: Nabors Industries, Ltd.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(Unaudited)

	Three Months Ended
	March 31,		December 31,
(In thousands, except per share amounts)	2014	2013	2013

Revenues and other income:
Operating revenues	$1,589,618	$1,535,478	$1,606,978
Earnings (losses) from unconsolidated affiliates	(2,445)	2,895	(1,588)
Investment income (loss)	980	79,421	1,106
Total revenues and other income	1,588,153	1,617,794	1,606,496

Costs and other deductions:
Direct costs	1,061,739	994,992	1,032,841
General and administrative expenses	134,266	130,878	135,307
Depreciation and amortization	282,127	269,365	277,658
Interest expense	44,810	60,011	47,075
Losses (gains) on sales and disposals of long-lived assets and other expense (income), net	1,476	59,737	10,732
Total costs and other deductions	1,524,418	1,514,983	1,503,613

Income (loss) from continuing operations before income taxes	63,735	102,811	102,883

Income tax expense (benefit)	14,008	9,854	(26,383)

Subsidiary preferred stock dividend	750	750	750

Income (loss) from continuing operations, net of tax	48,977	92,207	128,516
Income (loss) from discontinued operations, net of tax	1,515	7,011	23,113

Net income (loss)	50,492	99,218	151,629
Less: Net (income) loss attributable to noncontrolling interest	(573)	(97)	(1,026)
Net income (loss) attributable to Nabors	$49,919	$99,121	$150,603

Earnings (losses) per share: (1)
Basic from continuing operations	$.16	$.31	$.43
Basic from discontinued operations	.01	.03	.07
Basic	$.17	$.34	$.50

Diluted from continuing operations	$.16	$.31	$.42
Diluted from discontinued operations	—	.02	.08
Diluted	$.16	$.33	$.50

Weighted-average number of common shares outstanding: (1)
Basic	296,210	291,687	295,218
Diluted	299,050	294,170	297,746

Adjusted EBITDA (2)	$391,168	$412,503	$437,242

Adjusted income (loss) derived from operating activities (3)	$109,041	$143,138	$159,584

(1)                     See “Computation of Earnings (Losses) Per Share” included herein as a separate schedule.

(2)                     Adjusted EBITDA is computed by subtracting the sum of direct costs and general and administrative expenses from the sum of Operating revenues and Earnings (losses) from unconsolidated affiliates. There are limitations inherent in using adjusted EBITDA as a measure of overall profitability because it excludes significant expense items. However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted EBITDA and adjusted income (loss) derived from operating activities, because we believe that these financial measures accurately reflect our ongoing profitability. These amounts should not be used as a substitute for the amounts reported in accordance with GAAP. To compensate for the limitations in utilizing adjusted EBITDA as an operating measure, management also uses GAAP measures of performance, including income from continuing operations and net income, to evaluate performance, but only with respect to the Company as a whole and not on a segment basis.  A reconciliation of this non-GAAP measure to income (loss) from continuing operations before income taxes, which is a GAAP measure, is provided in the table set forth immediately following the heading “Reconciliation of Non-GAAP Financial Measures to Income (loss) from Continuing Operations before Income Taxes”.

(3)                     Adjusted income (loss) derived from operating activities is computed by subtracting the sum of direct costs, general and administrative expenses and depreciation and amortization from the sum of Operating revenues and Earnings (losses) from unconsolidated affiliates. These amounts should not be used as a substitute for those amounts reported in accordance with GAAP. However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted income (loss) derived from operating activities, because it believes that these financial measures accurately reflect our ongoing profitability.  A reconciliation of this non-GAAP measure to income (loss) from continuing operations before income taxes, which is a GAAP measure, is provided in the table set forth immediately following the heading “Reconciliation of Non-GAAP Financial Measures to Income (loss) from Continuing Operations before Income Taxes”.

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31,	December 31,
(In thousands, except ratios)	2014	2013

ASSETS
Current assets:
Cash and short-term investments	$424,767	$507,133
Accounts receivable, net	1,454,368	1,399,543
Assets held for sale	231,880	243,264
Other current assets	580,253	603,890
Total current assets	2,691,268	2,753,830
Long-term investments and other receivables	2,915	3,236
Property, plant and equipment, net	8,690,759	8,597,813
Goodwill	512,391	512,964
Investment in unconsolidated affiliates	63,069	64,260
Other long-term assets	226,671	227,708
Total assets	$12,187,073	$12,159,811

LIABILITIES AND EQUITY
Current liabilities:
Current debt	$5,296	$10,185
Other current liabilities	1,232,846	1,301,239
Total current liabilities	1,238,142	1,311,424
Long-term debt	3,812,476	3,904,117
Other long-term liabilities	1,095,998	893,905
Total liabilities	6,146,616	6,109,446

Subsidiary preferred stock (1)	69,188	69,188

Equity:
Shareholders’ equity	5,960,469	5,969,086
Noncontrolling interest	10,800	12,091
Total equity	5,971,269	5,981,177
Total liabilities and equity	$12,187,073	$12,159,811

(1)                      Represents subsidiary preferred stock from acquisition in September 2010.  75,000 shares of such stock are outstanding and pay quarterly dividends at an annual rate of 4%.

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

SEGMENT REPORTING

(Unaudited)

The following tables set forth certain information with respect to our reportable segments and rig activity:

	Three Months Ended
	March 31,		December 31,
(In thousands, except rig activity)	2014	2013	2013

Reportable segments:
Operating revenues and Earnings (losses) from unconsolidated affiliates:
Drilling and Rig Services:
U.S.	$510,476	$484,773	$471,027
Canada	111,621	126,867	88,623
International	375,069	321,516	407,615
Rig Services (1)	143,726	134,231	132,502
Subtotal Drilling and Rig Services (2)	1,140,892	1,067,387	1,099,767

Completion and Production Services:
Completion Services	227,899	262,138	292,039
Production Services	275,400	251,571	266,235
Subtotal Completion and Production Services (3)	503,299	513,709	558,274

Other reconciling items (4)	(57,018)	(42,723)	(52,651)
Total operating revenues and earnings (losses) from unconsolidated affiliates	$1,587,173	$1,538,373	$1,605,390

Adjusted EBITDA: (5)
Drilling and Rig Services:
U.S.	$187,637	$184,859	$187,426
Canada	40,119	45,531	29,159
International	137,991	106,514	157,720
Rig Services (1)	16,491	9,334	5,937
Subtotal Drilling and Rig Services (2)	382,238	346,238	380,242

Completion and Production Services:
Completion Services	(6,654)	46,724	40,851
Production Services	60,056	51,118	55,574
Subtotal Completion and Production Services (3)	53,402	97,842	96,425

Other reconciling items (6)	(44,472)	(31,577)	(39,425)
Total adjusted EBITDA	$391,168	$412,503	$437,242

Adjusted income (loss) derived from operating activities: (7)
Drilling and Rig Services:
U.S.	$72,494	$77,595	$75,378
Canada	26,160	30,518	14,536
International	48,119	21,469	69,612
Rig Services (1)	8,728	1,287	(2,179)
Subtotal Drilling and Rig Services (2)	155,501	130,869	157,347

Completion and Production Services:
Completion Services	(33,635)	17,756	14,072
Production Services	30,591	26,014	26,736
Subtotal Completion and Production Services (3)	(3,044)	43,770	40,808

Other reconciling items (6)	(43,416)	(31,501)	(38,571)
Total adjusted income (loss) derived from operating activities	$109,041	$143,138	$159,584

Rig activity:
Rig years: (8)
U.S.	206.6	189.6	198.4
Canada	43.8	40.0	32.5
International (9)	129.8	122.7	124.6
Total rig years	380.2	352.3	355.5
Rig hours: (10)
U.S. Production Services	209,982	212,298	205,456
Canada Production Services	41,540	48,027	36,455
Total rig hours	251,522	260,325	241,911

(1)                     Includes our drilling technology and top drive manufacturing, directional drilling, rig instrumentation and software services. These services represent our other companies that are not aggregated into a reportable operating segment.

(2)                     Includes earnings (losses), net from unconsolidated affiliates, accounted for using the equity method, of ($2.5) million, $2.8 million and ($1.4) million for the three months ended March 31, 2014 and 2013 and December 31, 2013, respectively.

(3)                     Includes earnings (losses), net from unconsolidated affiliates, accounted for using the equity method, of $.1 million, $.1 million and ($.2) million for the three months ended March 31, 2014 and 2013 and December 31, 2013, respectively.

(4)                    Represents the elimination of inter-segment transactions.

(5)                     Adjusted EBITDA is computed by subtracting the sum of direct costs and general and administrative expenses from the sum of Operating revenues and Earnings (losses) from unconsolidated affiliates. There are limitations inherent in using adjusted EBITDA as a measure of overall profitability because it excludes significant expense items. However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted EBITDA and adjusted income (loss) derived from operating activities, because we believe that these financial measures accurately reflect our ongoing profitability. These amounts should not be used as a substitute for the amounts reported in accordance with GAAP. To compensate for the limitations in utilizing adjusted EBITDA as an operating measure, management also uses GAAP measures of performance, including income from continuing operations and net income, to evaluate performance, but only with respect to the Company as a whole and not on a segment basis.  A reconciliation of this non-GAAP measure to income (loss) from continuing operations before income taxes, which is a GAAP measure, is provided in the table set forth immediately following the heading “Reconciliation of Non-GAAP Financial Measures to Income (loss) from Continuing Operations before Income Taxes”.

(6)                     Represents the elimination of inter-segment transactions and unallocated corporate expenses.

(7)                     Adjusted income (loss) derived from operating activities is computed by subtracting the sum of direct costs, general and administrative expenses and depreciation and amortization from the sum of Operating revenues and Earnings (losses) from unconsolidated affiliates. These amounts should not be used as a substitute for the amounts reported in accordance with GAAP. However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted income (loss) derived from operating activities, because it believes that these financial measures accurately reflect our ongoing profitability. A reconciliation of this non-GAAP measure to income (loss) from continuing operations before income taxes, which is a GAAP measure, is provided in the table set forth immediately following the heading “Reconciliation of Non-GAAP Financial Measures to Income (loss) from Continuing Operations before Income Taxes”.

(8)                     Excludes well-servicing rigs, which are measured in rig hours.  Includes our equivalent percentage ownership of rigs owned by unconsolidated affiliates.  Rig years represent a measure of the number of equivalent rigs operating during a given period.  For example, one rig operating 182.5 days during a 365-day period represents 0.5 rig years.

(9)                    International rig years includes our equivalent percentage ownership of rigs owned by unconsolidated affiliates, which totaled 2.5 years during each of the three months ended March 31, 2014 and 2013 and December 31, 2013.

(10)              Rig hours represents the number of hours that our well-servicing rig fleet operated during the period.

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES

(Unaudited)

	Three Months Ended
	March 31,		December 31,
(In thousands)	2014	2013	2013

Adjusted EBITDA	$391,168	$412,503	$437,242
Less: Depreciation and amortization	282,127	269,365	277,658
Adjusted income (loss) derived from operating activities	109,041	143,138	159,584

Interest expense	(44,810)	(60,011)	(47,075)
Investment income (loss)	980	79,421	1,106
Gains (losses) on sales and disposals of long-lived assets and other income (expense), net	(1,476)	(59,737)	(10,732)
Income (loss) from continuing operations before income taxes	$63,735	$102,811	$102,883

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

COMPUTATION OF EARNINGS (LOSSES) PER SHARE

(Unaudited)

A reconciliation of the numerators and denominators of the basic and diluted earnings (losses) per share computations is as follows:

	Three Months Ended
	March 31,		December 31,
(In thousands, except per share amounts)	2014	2013	2013

Net income (loss) attributable to Nabors (numerator):
Income (loss) from continuing operations, net of tax	$48,977	$92,207	$128,516
Less: net (income) loss attributable to noncontrolling interest	(573)	(97)	(1,026)
Less: earnings allocated to unvested shareholders	(733)	(814)	(1,948)
Adjusted income (loss) from continuing operations - basic and diluted	$47,671	$91,296	$125,542
Income (loss) from discontinued operations, net of tax	1,515	7,011	23,113
	$49,186	$98,307	$148,655

Earnings (losses) per share:
Basic from continuing operations	$.16	$.31	$.43
Basic from discontinued operations	.01	.03	.07
Total Basic	$.17	$.34	$.50

Diluted from continuing operations	$.16	$.31	$.42
Diluted from discontinued operations	—	.02	.08
Total Diluted	$.16	$.33	$.50

Shares (denominator):
Weighted-average number of shares outstanding-basic	296,210	291,687	295,218
Net effect of dilutive stock options, warrants and restricted stock awards based on the if-converted method	2,840	2,483	2,528
Weighted-average number of shares outstanding - diluted	299,050	294,170	297,746

For all periods presented, the computation of diluted earnings (losses) per share excluded outstanding stock options and warrants with exercise prices greater than the average market price of Nabors’ common shares because their inclusion would have been anti-dilutive and because they were not considered participating securities. The average number of options and warrants that were excluded from diluted earnings (losses) per share that would have potentially diluted earnings (losses) per share were 7,853,509 and 12,452,263 shares during the three months ended March 31, 2014 and 2013, respectively; and 10,908,160 shares during the three months ended December 31, 2013. In any period during which the average market price of Nabors’ common shares exceeds the exercise prices of these stock options and warrants, such stock options and warrants are included in our diluted earnings (losses) per share computation using the if-converted method of accounting.  Restricted stock is included in our basic and diluted earnings (losses) per share computation using the two-class method of accounting in all periods because such stock is considered a participating security.